Exhibit 4.5
THIRD SUPPLEMENTAL INDENTURE
This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of July 31, 2009, among Key Energy Services California, Inc., a Texas corporation (the “New Guarantor”), a subsidiary of Key Energy Services, Inc., a Maryland corporation (the “Company”), the existing Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee under the Indenture referred to herein (the “Trustee”). The New Guarantor and the existing Guarantors are sometimes referred to collectively herein as the “Guarantors”, or individually as a “Guarantor.”
W I T N E S S E T H
WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented by the First Supplemental Indenture dated January 22, 2008, and the Second Supplemental Indenture dated January 13, 2009, the “Indenture”), dated as of November 29, 2007, relating to the 8?% Senior Notes due 2014 (the “Securities”) of the Company;
WHEREAS, Section 4.10 of the Indenture provides that if any Restricted Subsidiary (other than a Foreign Subsidiary) of the Company that is not already a Guarantor incurs any Indebtedness, or guarantees any other Indebtedness of the Company or a Guarantor, in either case in excess of a De Minimis Amount, then the Company shall cause that Restricted Subsidiary to become a Guarantor by executing a supplemental indenture and delivering it to the Trustee within 180 days of the date on which it incurred or guaranteed such Indebtedness, as the case may be; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without notice to, or the consent of, any Holder;
NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the existing Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally, with all other Guarantors, to guarantee to each Holder and to the Trustee the Guaranteed Obligations, to the extent set forth in the Indenture and subject to the provisions in the Indenture. The obligations of the Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.

3. Execution and Delivery. The New Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Subsidiary Guarantee.
4. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.
5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.
6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7. Recitals and the effect of this supplemental indenture. The recitals contained herein shall be taken as statements of New Guarantor, the Company and the existing Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. Except as specifically supplemented above, the Indenture, the Securities, and the Subsidiary Guarantees are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
8. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
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Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Key Energy Services California, Inc.

By:	/s/ T.M. WHICHARD III

Name: T.M. Whichard III Title: Vice President and Assistant Treasurer

Key Electric Wireline Services, LLC
Key Energy Fishing & Rental Services, LLC
Key Energy Pressure Pumping Services, LLC
Key Energy Services, LLC
Key Energy Services Mexico, Inc.
Key Energy Services (Mexico), LLC
Key Energy Shared Services, LLC
Key Marine Services, LLC
Misr Key Energy Investments, LLC
Misr Key Energy Services, LLC
Key Energy Mexico, LLC

By:	/s/ T.M. WHICHARD III

Name: T.M. Whichard III Title: Vice President and Assistant Treasurer

Key Energy Services, Inc.

By:	/s/ RICHARD J. ALARIO

Name: Richard J. Alario Title: President and Chief Executive Officer

The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as Trustee

By:	/s/ JULIE H. RAMOS

Authorized Signatory